UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 31, 2017

OWC PHARMACEUTICAL RESEARCH CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

30 Shacham Street. P.O.B. 8324 Petach Tikva, Israel	4918103
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s Telephone Number, including area code: 972 (0) 3-758-2657

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2017, OWC Pharmaceutical Research Corp. (OTCQB: OWCP), hereinafter, the “Registrant”), appointed Ms. Hannah Feuer to serve as a member of the Board of Directors of the Registrant and Chairman of the Registrant’s Audit Committee.

Ms. Hannah Feuer, Age 62, Director and Chairman of the Audit Committee: Ms. Feuer is a CPA and Senior CFO with more than 20 years of experience in capital markets and management in financial institutions. During Ms. Feuer’s professional career, she has developed significant expertise working with boards of directors of both financial institutions and major companies and has extensive knowledge of public offerings and underwriting, as well as raising and managing private equity funds. In depth knowledge of operational management, including procurement and human resources. Since 2003, Ms. Feuer has served as group CFO of Poalim Capital Markets, one of Israel’s leading investment banks and a subsidiary of Bank Hapoalim, Israel’s largest financial group. She has also served as an independent director at Negev Ceramics Ltd from 2007 to 2012, prior to which Ms. Feuer served as a director at Bagir Ltd. from 2007 to 2009.

Ms Feuer received her B.A. degree in Accounting and Economics from the University of California State Northridge in 1983 and B.A. degree with Honors in Sociology from the University of Tel Aviv, Israel in 1980.

Item 8.01. Other Events.

On November 8, 2018, the Registrant was granted a Certificate of Patent, #2015101908 (the “Innovation Patent”) from the Commissioner of Patents, Commonwealth of Australia, for the Registrant’s proprietary cream for the treatment of skin disorders. The Registrant’s skin cream has been proven, pre-clinically, to lower various inflammatory markers by up to 70% and to inhibit Keratocytes proliferation, a manifestation of various skin disorders, especially Psoriasis. A human safety study for the OWC cream is currently ongoing. We believe that the Innovation Patent granted in Australia, valid for a term of 8 years, should be followed by additional patent grants in other jurisdictions and should afford protection and competitive advantage to the Registrant, subsequent to efficacy trials to be performed in 2018, to manufacture, distribute and sell our cannabis based products wherever there exists a lawful medical cannabis market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWC Pharmaceutical Research Corp.

/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: November 15, 2017